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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Matthews Asian Funds and to the use of our report dated September 24, 2004 on the 2004 financial statements and financial highlights of the Matthews Pacific Tiger Fund, Matthews Asian Growth and Income Fund, Matthews Korea Fund, Matthews China Fund, Matthews Japan Fund, Matthews Asian Technology Fund, and Matthew Asia Pacific Fund. Such financial statements and financial highlights are incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.



                                                 TAIT, WELLER & BAKER

PHILADELPHIA, PENNSYLVANIA
OCTOBER 28, 2004